Exhibit 99.1

Kiora Pharmaceuticals Announces Pricing of $5.2 Million Underwritten Public Offering

Salt Lake City, Utah--(Newsfile Corp. - July 22, 2022) - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX), ("Kiora" or the "Company") today announced the pricing of an underwritten public offering for gross proceeds of approximately $5.2 million prior to deducting underwriting discounts and commissions and offering expenses.

The offering is comprised of (i) 19,770,172 shares of common stock, (ii) 1,280 shares of Series E convertible preferred stock, (iii) 26,170,172 Class A Warrants with an exercise price of $0.20 per share and a term of one year following the initial exercise date, and (iv) 26,170,172 Class B Warrants with an exercise price of $0.20 per share and a term of five years following the initial exercise date. The price per share of common stock, Class A Warrant and Class B Warrant is $0.20. The price per share of series E convertible preferred stock, Class A Warrant to purchase 5,000 shares of common stock and Class B Warrant to purchase 5,000 shares of common stock is $1,000.00. The warrants issued in this transaction are fixed priced and do not contain any variable pricing features. The warrants will be exercisable beginning on the effective date of a reverse stock split in an amount sufficient to permit the exercise in full of the warrants, contingent upon stockholder approval of such reverse stock split and of the exercisability of the warrants. The shareholder meetings will be held on or before September 23, 2022. The closing of the offering is expected to take place on or about July 26, 2022, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager in connection with this offering.

In addition, the Company has granted the underwriter a 45-day option to purchase up to 3,925,525 additional shares of common stock, additional Class A Warrants to purchase up to 3,925,525 shares of common stock and additional Class B Warrants to purchase up to 3,925,525 shares of common stock, solely to cover over-allotments, if any, at the public offering price per share of common stock, Class A Warrant and Class B Warrant, less the underwriting discounts and commissions. The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-264641), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 21, 2022.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A preliminary prospectus relating to the proposed offering was filed with the SEC on July 21, 2022 and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to this offering will be filed by Kiora with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing and commercializing products for the treatment of ophthalmic diseases. KIO-301 is being developed for the treatment of retinitis pigmentosa. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-101 is being developed for the treatment of the Ocular Presentation of Rheumatoid Arthritis ("OPRA"). It is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase ("DHODH") with what Kiora believes is best-in-class picomolar potency and a validated immune modulating mechanism (blocks T cell proliferation and proinflammatory cytokine release) designed to overcome the off-target side effects and safety issues associated with commercially available DHODH inhibitors. In addition, Kiora is developing KIO-201, a modified form of the natural polymer hyaluronic acid, designed to accelerate corneal wound healing.

In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on Twitter and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora’s expectations with respect to completing the public offering in a timely manner or at all, the anticipated use of the net proceeds of the offering, the development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-101, KIO-201 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Amendment No. 1 to Annual Report on Form 10-K/A filed with the SEC on July 7, 2022 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Investor Contact

Francina Agosti, PhD

(617) 546-0742

fagosti@reportablenews.com

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